EXHIBIT 99.4

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
ORLANDO DIVISION

In re:		CASE NO. 01-00533-6B1

EVERGREEN SECURITY, LTD.,		CHAPTER 11

Debtor

/

R.W. CUTHILL, JR.,
CHAPTER 11 TRUSTEE,

               Plaintiff,

v.	Adv. No. 01-166

JAMES P. CONROY, an individual;
CRYSTAL GRAPHITE CORPORATION, a
Canadian corporation; De MARINO
ASSOCIATES, INC., a Pennsylvania
corporation; KAK INVESTMENTS, INC., a
Delaware corporation; KBZ
INVESTMENTS, INC., a Delaware
corporation; R. W. MCKAMY, an
individual, MGM LAND CO., INC. a
Montana corporation; MONTANA GOLD
AND SAPPHIRES, INC., a Montana
corporation; WINDELS, MARX, LANE, &
MITTENDORF, LLP, a New York limited
liability partnership; ZKG MINING INC., a
Delaware corporation;
DILWORTH PAXSON, LLP, a
Pennsylvania limited liability partnership;
VALOR RESOURCES, LTD., a Canadian
corporation; JOHN and MARLYSE
HAJECK, individuals; ELPHIN, LTD, a
Delaware corporation; TRIDENT GROUP,
LLC, a Virginia limited liability company;
DMAX ASSOCIATES, LLC, a Delaware

limited liability company;
ENTROPY INDUSTRIES, INC., a Delaware
corporation; MORRISON
HYDROCARBOROS, S.A., a Paraguay
corporation;

LEBOEUF LAMB GREENE and MACRAE, a New
York professional association;
ZELON CHEMICALS, LTD.,
a Canadian corporation;
WALTER ZAHORODNY, an individual;
GREGORI CATERINA, an individual;
DONN RUSSELL, an individual;
BARBARA J. ZYLKA, an individual;
KARIENNE G. ZYLKA, an individual;
KRISTYN B. ZYLKA, an individual; and
WILLIAM J. ZYLKA, an individual,

               Defendants.

_________________________________ /

SETTLEMENT AGREEMENT BY AND BETWEEN
CRYSTAL GRAPHITE CORPORATION AND R.W. CUTHILL, JR., TRUSTEE

     THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”), is made and entered into this 7th day of November, 2002, by and between R.W. Cuthill, Jr., as Chapter 11 Trustee of the bankruptcy estate of Evergreen Security Ltd. (“Cuthill”) and Crystal Graphite Corporation (“CGC”).

W I T N E S S E T H:

(A)	Pursuant to an order of the Bankruptcy Court appointing Cuthill as Chapter 11 Trustee, Cuthill is free to pursue and settle all causes of action.

(B)	On August 6,2001, Cuthill filed a complaint pursuant to 11 U.S.C. §544(b) and §550, and Florida Statutes §726.101 et seq. against CGC and other defendants, including KAK Investments, Inc. (“KAK”). On April 4, 2002, Cuthill filed an amended complaint against CGC to join other parties as defendants (“Fraudulent Transfer Suit”).

(C)	CGC denies any and all liability to Cuthill.

(D)	Cuthill and CGC have been attempting to reach a consensual resolution of the disputes surrounding the Fraudulent Transfer Suit. Cuthill and CGC have executed the Settlement Agreement to settle all issues regarding the Fraudulent Transfer Suit.

(E)	Cuthill and KAK have executed a settlement agreement regarding the turnover of shares held by KAK in CGC to Cuthill (the “KAK Settlement”). Approval of the KAK Settlement is currently pending before the United States Bankruptcy Court for the Middle District of Florida (“Court”). This Settlement Agreement is dependent upon the KAK Settlement being approved by the Court.

     NOW THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, as well as the execution of the Anti-Dilution Agreement and the Assurance of Further Cooperation (as those terms are defined below), the receipt and sufficiency of each of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

     (1)       Execution of Anti-Dilution Agreement. As partial compensation for any and all obligations owed by CGC in respect to the Fraudulent Transfer Suit, CGC and Cuthill shall execute the anti-dilution agreement (“Anti-Dilution Agreement”), whereby Cuthill will be entitled to retain the Trustee Ownership Percentage as it exists from time to time by virtue of the Trustee having the right to purchase sufficient additional Common Shares or other voting shares in the capital of CGC from time to time upon CGC issuing additional Common Shares or securities convertible into Common Shares or other voting shares in the capital of CGC or taking any other step which might dilute the shareholding of the Trustee below the Trustee Ownership Percentage, all as defined in the Anti-Dilution Agreement. A copy of the Anti-Dilution Agreement is attached hereto as Exhibit “A” and is incorporated herein by reference.

     (2)       Assurance of Further Cooperation. As additional consideration for any and all obligations owed by CGC in respect to the Fraudulent Transfer Suit, CGC promises to continually cooperate with Cuthill and his attorneys and permit reasonable access to CGC’s books and records, business premises, and give prior notice of, and allow Cuthill to attend and/or participate in, CGC’s board of directors meetings. This obligation shall terminate on the first to occur of the following; (i) by mutual agreement of the parties; (ii) five years from the date hereof; or (iii) upon the Trustee or a valid successor pursuant to Section 5.04 of the Anti-Dilution Agreement, having reduced to a legal and/or beneficial shareholding of Equity Securities equal to or less than 20% of the issued and outstanding Equity Securities of CGC, all as defined in the Anti-Dilution Agreement.

     (3)       Representations and Warranties. Each of the parties to the Settlement Agreement hereby represents and warrants to each of the other parties that each such warranting party is the sole and exclusive owner of all claims released or compromised by each such warranting party herein, has not assigned the same or any part thereof to any other person, and will indemnify the beneficiaries of such warranties against, and hold such beneficiaries harmless from, any and all liabilities, costs, damages, claims, and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by such beneficiaries, in connection with any breach by each such warranting party of any representation, warranty, or covenant of each such warranting party contained in the Settlement Agreement.

     (4)       Mutual Release. Upon Court approval of the Settlement Agreement, Cuthill, on the one hand, and CGC and its successors, or any one claiming under it, or any of them, on the other hand, do hereby release, remise and forever discharge the other from any and all claims, demands, actions, causes of action, rights of action, debts, covenants, contracts, agreements, representations, judgments, executions, costs, expenses, obligations, or liabilities of any nature whatsoever, known or unknown, at law or in equity or by statute, that any of them now have or that may subsequently accrue to any one of them that are based upon, arise out of, or in any way relate to the Fraudulent Transfer Suit. This Settlement Agreement, including this mutual release, shall not in any way release, impair, reduce or otherwise affect any complaints, whether now pending or hereafter filed, by Cuthill against any person or entity other than CGC,

     (5)       Miscellaneous.

(a)       Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in the Settlement Agreement and/or any ancillary agreements otherwise referred to herein, by a party hereto, thereafter waived by another party, such waiver shall be limited to the particular waiving party and to the particular breach in question and no other. No waiver or release of any term or provision of the Settlement Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing party.

(b)       Notices. Whenever any party hereto desires or is required to provide any notice, demand, or request with respect to the Settlement Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service (which shall include delivery by delivery service, express mail delivery service, telecopy or telefax) or mailed, by United States certified mail, postage prepaid, and addressed as follows:

If to Cuthill:	R. Scott Shuker, Esquire
Gronek & Latham, LLP
390 North Orange Avenue, Suite 600
Orlando, FL 32801
Attorney for Cuthill

If to CGC:	Peter K. Jensen
Devlin Jensen
Suite 2550 - 555 West Hastings Street
Vancouver, British Columbia
Canada V6C 2W2
Attorney for CGC

     Such communications, when personally delivered, shall be effective upon receipt, but, if seat by certified mail in the manner set forth, above, shall be effective three (3) business days following deposit in the United States mail. Any party may change its address for such communications by giving notice thereof to the other parties in accordance with the requirements of this section.

     (c)      Survival of Representations and Warranties, Etc. All representations, warranties, covenants, agreements, obligations, and duties of the respective parties hereto contained herein or provided for in the Settlement Agreement or any agreement to be prepared under the terms of said Settlement Agreement shall survive the execution, delivery, and performance of the Settlement Agreement and the mutual release contained herein.

     (d)      Time of the Essence. Time is of the essence in the performance of the Settlement Agreement by each party.

     (e)      Severability. If any provision of the Settlement Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Settlement Agreement without affecting the validity of any other provision hereof.

     (f)      Entire Agreement. The Settlement Agreement and all other documents executed and delivered by the parties hereto to consummate the transactions contemplated herein, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter thereof, and supersede all prior written and all prior and contemporaneous oral agreements, understandings, inducements, and conditions, express or implied, among the parties with respect thereto. The express terms of the Settlement Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

     (g)      Counterparts. The Settlement Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same agreement.

     (h)      Construction of Agreement. The Settlement Agreement has been negotiated by the respective parties hereto, and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only, and shall not in any manner limit the construction of the Settlement Agreement which shall be considered as a whole. All additions and deletions of provisions from and all drafts of the Settlement Agreement shall be of no force or effect in interpreting the terms of the Settlement Agreement or the intentions of the parties hereto.

     (i)      Settlement Purposes Only. The Settlement Agreement represents a negotiated settlement of a dispute and, as such, in the event the Settlement Agreement does not become binding upon the parties hereto, contents of the Settlement Agreement and the results obtained thereby shall, except as to any litigation seeking to enforce the Settlement Agreement, be of no force and effect and shall have no evidentiary value in any future litigation on any of the subjects or events described herein.

     IN WITNESS WHEREOF, the parties hereto have duly executed the Settlement Agreement as of and effective the date first written above.

Evergreen Security Ltd.
By:	/s/ R.W. Cuthill TRUSTEE
R.W. Cuthill, Jr., Trustee

CRYSTAL GRAPHITE CORPORATION
By:	/s/ Gordon Sales
Gordon Sales, President